EXHIBIT 10.25

Summary of Retention Arrangement
Effective February 2, 2015

The following is a summary of an arrangement approved by the Compensation Committee of  the Board of Directors of Walgreens Boots Alliance, Inc. (the "Company") in conjunction with the appointment of Jan Stern Reed as General Counsel and Corporate Secretary of the Company:

Ms. Reed was appointed as General Counsel and Corporate Secretary of the Company concurrent with the appointment of Marco Pagni as Chief Legal and Administrative Officer.  The Board was involved in establishing the roles, responsibilities and division of labor between Mr. Pagni and Ms. Reed, in order to best serve and protect the Company.  The Board also established a monitoring process to assess the effectiveness of the agreed upon division of labor, with the first formal check-in to take place approximately six months after the effective date of the arrangement.

If Ms. Reed departs the Company following such check-in, it will be considered an involuntary termination without cause for purposes of the Walgreens Boots Alliance, Inc. Severance and Change in Control Plan, and Ms. Reed will be entitled to the following compensation:

•	Severance according to the current terms of the Walgreens Boots Alliance, Inc. Severance and Change in Control Plan as an involuntary termination for reasons other than cause;

•	Vesting of any outstanding equity awards that would otherwise vest within one year of her termination date if she had remained an employee of the Company through such date; and

•	Vesting of the unvested portion of the restricted stock unit (RSU) transition award granted to Ms. Reed on September 15, 2014.